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                                                                   EXHIBIT 10.03

                                COMMERCIAL LEASE

                                  LEASE SUMMARY

        The following information is set forth for convenience only and shall not supersede or modify the terms of the attached Lease.

        LANDLORD: Broderick Way Partners, LLC.

        TENANT: Intuit Inc.

        LEASED PREMISES: The entirety of the Property described below, which consists of approximately 28,500 rentable square feet.

        PROPERTY: That certain real property situated in the City of Mountain View, County of Santa Clara, State of California as presently improved with one building, which real property is described on Exhibit A, and is commonly known as 2700 Broderick Way, Mountain View, California.

        TERM: Ten (10) years.

        OPTION TO RENEW: A five (5) year option to extend the lease term upon twelve (12) months notice at fair market value.

        COMMENCEMENT DATE: The later of July 15, 2000 or sixty (60) days after Landlord makes the Building available to Tenant.

        BASE MONTHLY RENTAL: Three and 65/100 Dollars ($3.65) per rentable square foot per month (i.e., $104,025 per month as of the Commencement
        Date), and starting on the second anniversary date of the Commencement Date and each year thereafter through the fifth anniversary, Base Monthly Rental shall increase by eleven cents ($.11) per rentable square foot (i.e., $3,135 per year); and each year thereafter Base Monthly Rental shall increase twelve cents ($.12) per rentable square foot (i.e., $3,420 per year). Tenant shall deliver the initial month of Base Monthly Rental upon execution of the Lease.

        OPERATING EXPENSES: Tenant shall pay one hundred percent (100%) of the Operating Expenses of Landlord related to the Property, however, Tenant is expected to pay directly all utilities and janitorial services.

        TAXES: Tenant shall pay one hundred percent (100%) of the Real Property Taxes on the Property unless and until Tenant leases less than the entire Building. Tenant shall pay all taxes on its personal property and fixtures.

        INSURANCE:

               Landlord: Landlord shall maintain property insurance providing protection against fire, extended coverage, vandalism, malicious mischief and special extended perils (all risk), excluding earthquake.


               Tenant: Tenant shall maintain a policy or policies of comprehensive general liability insurance, including property damage, with combined single limit coverage of not less than

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               Three Million Dollars ($3,000,000) and an all-risk policy of insurance insuring Tenant's alterations, trade fixtures and personal property on the Property against loss or damage by fire and extended coverage hazards, for full replacement value, subject to reasonable deductibles described below.

        UTILITIES: Tenant shall pay for utilities associated with the Leased Premises.

        MAINTENANCE:

               Landlord. Maintains at its own expense footings, foundations, load-bearing posts and beams, the roof structure, concrete floor and load bearing walls. Landlord will also maintain, at Tenant's expense, non-structural portions of the roof.

               Tenant. Maintains at its expense, all plumbing and sewage facilities, HVAC for its Leased Premises, all electrical facilities and equipment, including without limitation, lighting fixtures, lamps, fans, exhaust equipment and systems, automatic fire extinguisher equipment, electrical motors and all other electrical equipment and appliances of every kind within the premises, windows, doors, elevators, entrances, plate glass, skylights and showcases.

        IMPROVEMENTS: Landlord shall deliver the Leased Premises "as is" subject to Landlord's obligations under Section 2.2. All improvements, if any, will be performed by and be the responsibility of Tenant. Any improvements by Tenant, including plans, construction drawings and contractors, are subject to Landlord's prior approval, which shall not be unreasonably withheld or delayed.

        SECURITY DEPOSIT: Cash in the amount of One Hundred Four Thousand Twenty-Five Dollars ($104,025), which Tenant shall deliver to Landlord upon execution of this Lease.

        BUILDING: That certain Building within the Property in which the Leased Premises are located, commonly known as 2700 Broderick Way, Mountain View, CA.

        TENANT's REPRESENTATIVE: Tony Lautmann, The Staubach Company.

        TENANT's ADDRESSES FOR NOTICE:

                     Intuit Inc.
                     2550 Garcia Avenue, 2nd Floor
                     Mountain View, CA 94043
                     Attn.: Vice President for Finance and Administration

                     Intuit Inc.
                     2550 Garcia Avenue, 2nd Floor
                     Mountain View, CA 94043
                     Attn.: General Counsel


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                                COMMERCIAL LEASE

        This Lease, is made this 31st day of January, 2000 by and between Broderick Way Partners, LLC, a California limited liability company ("Landlord"), and Intuit Inc., a Delaware corporation ("Tenant").

                                    SECTION 1
                         DEFINITIONS RELATED TO PREMISES

            1.1 Property and Building. The term "Property" shall mean that certain real property with all improvements constructed thereon, consisting of one (1) commercial building (the "Building"), with a net leasable area of approximately Twenty-Eight Thousand Five Hundred (28,500) square feet, commonly known as 2700 Broderick Way, Mountain View, CA. A description of the Property and a map of the Building is attached as Exhibit A to this Lease.

            1.2 Leased Premises. The term "Leased Premises" shall mean approximately Twenty-Eight Thousand Five Hundred (28,500) square feet of net leasable area of the Building, which constitutes the entirety of the Building. Any dimensions of the Leased Premises stated in this Lease are approximate and are for identification purposes only and are not representations as to actual square footage of the Leased Premises.

            1.3 Common Area. The term "Common Area" shall mean all areas and facilities within the Property that are provided and designated for general use and convenience of the lessees and occupants of all or any part of the Property, which include only the parking lot, access roads, sidewalks and exterior landscaped areas.

            1.4 Tenant's Pro Rata Share. "Tenant's Pro Rata Share" shall mean the square footage (described in Section 1.2) of the rentable area of the Leased Premises as a percentage of the square footage of the total rentable square footage of the Building (described in Section 1.2), i.e., 100% as of the Commencement Date.

            1.5 Lease Term. "Lease Term" shall have the meaning set forth in
Section 3.1.

            1.6 Base Monthly Rental. The term "Base Monthly Rental" shall mean an amount equal to Three and 65/100 Dollars ($3.65) per square foot multiplied by the amount of the net leasable area (described in Section 1.2) leased by Tenant (i.e., $104,025 per month as of the Commencement Date), subject to the increases described in this Lease.

                                    SECTION 2
                        LEASE AND ACCEPTANCE OF PREMISES

            2.1 Lease of Leased Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord for Tenant's own use in the conduct of Tenant's business and not for any other purposes (including speculating in real estate) for the Lease Term, upon the terms and conditions of this Lease, the Leased Premises. Tenant's lease of the Leased Premises shall be conditioned upon and subject to Tenant's continuing compliance with (a) all terms and conditions of the Lease, (b) all laws governing the use of the Leased Premises, the Building and the Property, and (c) all reasonable rules and regulations from time to time established by Landlord.


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            2.2 Delivery and Acceptance of Leased Premises. Landlord shall deliver to Tenant possession of the Leased Premises on the later of (a) July 15, 2000 or (b) sixty (60) days after Landlord makes the Building available to Tenant (the "Commencement Date"). The Leased Premises must be delivered to Tenant in broom clean condition, with all building, fire protection, HVAC, glazing, plumbing, electrical, elevators and roof systems serving the Leased Premises in good operating condition and repair. By taking possession of the Leased Premises, subject to the preceding sentence, Tenant accepts the Leased Premises in its "As Is" condition.

            2.3 Tenant Improvements. Subject to Section 2.2 above, Landlord shall deliver the Premises "As Is" and will not perform any Improvements (defined below). Tenant is responsible for any Improvements of the Premises, which will be subject to Landlord's approval, not to be unreasonably withheld or delayed, prior to Tenant's commencement of construction. Any Improvements (including Specialized Improvements (defined in Section 2.4), and the Improvements described in Sections 5.2 and 14.16) shall be performed by Tenant in accordance with the plans and specifications approved by Landlord. Landlord will review and respond to Tenant's proposed plans and specifications within ten
(10) business days of receipt, and will cooperate with Tenant to achieve final approved plans and specifications as soon as reasonably practicable. At such time as Tenant delivers to Landlord a request for approval of any Improvement, Tenant shall also request Landlord's determination as to whether such Improvement is a Standard Improvement, Reserved Improvement or Specialized Improvement (defined in Section 2.4). Landlord will not require the use of any specific general contractor or subcontractors (so long as they are reasonably acceptable to Landlord). Landlord will not require any payment or performance bonds (unless at Landlord's sole expense). Further, Landlord will not charge a construction management fee, supervision charge or any plan review fees in conjunction with Tenant's improvements in the Leased Premises. Tenant shall have sole responsibility to arrange for and pay the costs of all items included as part of any Improvements. All construction work required or permitted by this Lease shall be done in a good and workmanlike manner, and in compliance with all applicable laws and ordinances, regulations, and orders of governmental authority and insurers of the Property, the Building and Leased Premises. Landlord may inspect the work of Tenant at reasonable times and shall give notice to Tenant of any observed defects. Tenant shall have reasonable access to the Leased Premises, subject to prior notice, prior to the date of delivery to Tenant, for space planning purposes. For purposes of this Lease, "Improvement" means any improvements to the Leased Premises, Building and Property, and includes all Standard Improvements, Reserved Improvements and Specialized Improvements.

            2.4 Surrender of Possession. Immediately prior to the expiration or upon the sooner termination of this Lease, Tenant shall remove all of Tenant's signs from the exterior of the Building and shall remove all of Tenant's equipment, trade fixtures, furniture, supplies, wall decorations and other personal property from within the Leased Premises, the Building and the Property, and shall vacate and surrender the Leased Premises, the Building and the Property to Landlord in the same condition, broom-cleaned, as existed on the date of completion of the Tenant's Improvements described in Section 2.3, together with such changes (including Standard Improvements) as are permitted to remain pursuant to this Lease, reasonable wear and tear excepted. Tenant shall repair all damage to the Leased Premises, the exterior of the Building and to the Property caused by Tenant's removal of Tenant's property. Tenant shall patch and refinish, to Landlord's reasonable satisfaction, all penetrations made by Tenant or its employees to the floor, walls or ceiling of the Leased Premises and Building, whether such penetrations were made with Landlord's approval or not. Tenant shall repair or replace all stained or damaged ceiling tiles, wall coverings and floor coverings to the reasonable satisfaction of Landlord. Tenant shall repair all damage caused by Tenant to the exterior surface of the Building and the paved surfaces of the Property and, where necessary, replace or resurface the same. Notwithstanding the foregoing, Landlord reserves the right to require Tenant to remove at the end of the Lease Term any Specialized Improvements installed in the Building or on the Property as part of initial or subsequent Tenant improvements, including, but not limited to, raised floor computer areas,


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vaults, and other improvements of such a nature as not likely to be generally usable (in Landlord's reasonable determination) by likely future tenants of the Building (collectively, the "Specialized Improvements"); provided that if Tenant shall request of Landlord, in writing, at the time of approval of Tenant's plans for Tenant's improvements or alterations whether such improvements or alterations constitute Specialized Improvements for purposes of this Section 2.4, Landlord shall use good faith efforts to promptly determine at that time, if reasonably possible, whether such improvements or alterations constitute Specialized Improvements, Reserved Improvements or Standard Improvements. If Landlord determines, in good faith, that it cannot make such "Specialized Improvement" determination at such time, then Landlord may reserve such determination until the expiration or termination of the Lease (each, a "Reserved Improvement"). If Landlord subsequently requires removal of the Reserved Improvement, Tenant shall, upon expiration or termination of the Lease, remove any such Reserved Improvements and repair all damage caused by such removal. (If after receiving a request from Tenant for a classification of certain Improvement Landlord determines that such improvements are not Specialized Improvements or Reserved Improvements, then such improvement shall be a standard improvement that Tenant is not required to remove (each, a "Standard Improvement"). Tenant shall be liable to Landlord for all costs incurred by Landlord in returning the Leased Premises, the Building and the Property to the required condition, together with interest (at the maximum rate allowed by law) on all costs so incurred from the date paid by Landlord until paid by Tenant. Tenant shall pay to Landlord the amount of all costs so incurred plus such interest thereon within ten (10) days after Landlord's delivery to Tenant of a bill for the same. Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in surrendering the Leased Premises, Building, and Property, including, without limitation, any claims made by any succeeding tenant or any losses to Landlord with respect to lost opportunities to lease to succeeding tenants.

                                    SECTION 3
                               TERM OF THE LEASE

            3.1 Lease Term. The term "Initial Lease Term" shall mean the term of this Lease, which shall be for a period of One Hundred Twenty (120) full calendar months (plus the partial month, if any, immediately following the Commencement Date), commencing on the Commencement Date and ending at midnight on the last day of the One Hundred Twentieth (120th) full calendar month thereafter, unless this Lease is extended or sooner terminated according to its terms or by mutual agreement. The term "Lease Term" shall mean the Initial Lease Term and any extensions thereof.

            3.2 Postponement. If, for any reason, Landlord is unable to deliver possession of the Premises to Tenant on the Commencement Date, the commencement of the Lease Term will be postponed, without liability to either party or affecting the validity of this Lease, and the term shall begin on such date as Landlord is able to deliver possession of the Leased Premises to Tenant; provided, that Tenant shall have the right to terminate this Lease without further liability of Landlord or Tenant if Landlord is unable to deliver possession of the Leased Premises within one hundred twenty (120) days after the scheduled Commencement Date of July 15, 2000.

            3.3 Lease Extension.

                (a) Extension. Tenant may, at its option (if it is not then in default under the Lease beyond any applicable notice and cure period), extend the Initial Lease Term for an additional sixty (60) month period commencing at the end of the Initial Lease Term (the "Extended Term"). This option shall be exercised, if at all, by Tenant's written notice (the "Option Notice") to Landlord stating Tenant's exercise of its option, delivered not less than one
(1) year (nor more


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than 15 months) prior to the end of the Initial Lease Term. The Extended Term
shall be upon all terms and conditions of this Lease (but with no further option to extend) other than the Base Monthly Rental, which shall be the then fair rental value of the Premises as determined in accordance with Section 3.3(b) and adjusted in accordance with this Section 3.3(a). The Base Monthly Rental determined in accordance with Section 3.3(b) shall be increased on the first day of the second year of the Extended Term and each anniversary thereafter during the Extended Term by three percent (3%).

                (b) Extended Monthly Rent. If within thirty (30) days after the Landlord receives the Option Notice the parties agree to what the fair rental value is, they shall immediately execute an Addendum to this Lease stating the Base Monthly Rental during the Extended Term. If the parties are unable to agree on the minimum monthly rent for the Extended Term within such 30-day period, then within fifteen (15) days after the expiration of that period each party, at its cost and by giving notice to the other party, shall appoint a commercial real estate broker ("Appraiser") with at least five years full time commercial appraisal or brokerage in the Mountain View, California area to appraise and set the minimum monthly rent for the Extended Term. Each Appraiser shall deliver their appraisal within thirty (30) days after expiration of the selection of the Appraisers. If the higher appraisal of rental value is not more than 105% of the lowest as to the fair rental value, then the average of their appraised value shall be adopted by the parties. If the higher appraisal is greater than 105% of the lower then the two Appraisers shall appoint a third Appraiser with similar qualifications who has not previously represented either party, and who shall appraise the Leased Premises to determine its fair rental value, and the two closest in dollar terms of the three offered values shall be averaged and adopted by the parties as the fair rental value for the purposes of determining the Base Monthly Rental during the Extended Term. The parties shall equally share the costs and expenses of the third Appraiser.

                                    SECTION 4
                                      RENT

            4.1 Base Monthly Rental/Prepaid Rent. Subject to the increases described in Section 4.2, Tenant shall pay Landlord One Hundred Four Thousand Twenty-Five Dollars ($104,025) as "Base Monthly Rental", in advance, on the first (1st) day of each calendar month commencing on the Commencement Date and continuing throughout the Lease Term. The Base Monthly Rental is based on an amount equal to Three and 65/100 Dollars ($3.65) per square foot multiplied by the Leased Premises (i.e., initially, agreed and deemed to be 28,500 square feet). Upon execution of the Lease, Tenant shall deliver to Landlord a check in the amount of the Base Monthly Rental which Landlord shall apply towards Tenant's prepayment of the first payment of Base Monthly Rental. For purposes of the calculation of the Base Monthly Rental (and other amounts under this Lease), Landlord and Tenant acknowledge and agree that the approximate square footage of the Leased Premises set forth in Section 1.2 is deemed to be the actual square footage of the Leased Premises.

            4.2 Annual Adjustment/Adjustment Of Base Monthly Rental. The Base Monthly Rental shall be increased during the Initial Lease Term as follows: (a) on the first day of the second year of the Initial Lease Term and each anniversary thereafter through the fifth year of the Initial Lease Term, Eleven Cents ($.11) per rentable square foot per year (i.e., $3,135); and (b) on the first day of the sixth year of the Initial Lease Term and each anniversary thereafter during the Initial lease Term, Twelve Cents ($.12) per rentable square foot per year (i.e., $3,420).

            4.3 Additional Rent. In addition to the Base Monthly Rental, Tenant shall pay to Landlord as additional rent ("Additional Rent") the amounts described in Sections 4.3, 4.4, 4.5 and 4.6.


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                (a) Billing. Tenant shall pay, as Rent, Tenant's Pro Rata Share of Operating Expenses. At Landlord's election, Tenant shall pay Operating Expenses by one or more of the following methods: (i) paying the invoice for such expenses submitted to Tenant by Landlord; (ii) Landlord may bill Tenant on a periodic basis, and Tenant shall pay such bill within thirty (30) days after receipt thereof; and/or (iii) Landlord may deliver to Tenant a written estimate of any such expenses which Landlord anticipates will be paid or incurred for the ensuing calendar or fiscal year, and Tenant shall pay such estimated expenses in equal monthly installments along with the payment of installments of Base Monthly Rent. Landlord may change the billing method from time to time in Landlord's sole discretion on not less than thirty (30) days' notice.

                (b) Operating Expenses. The term "Operating Expenses" shall mean: (i) all of Landlord's reasonable costs and expenses of operation, repair and maintenance of the Property (including the Common Area) as determined by Landlord in accordance with generally accepted accounting principles or other recognized accounting principles, consistently applied, including, without limitation, (1) maintenance and other services, (2) power, water, waste disposal and other utilities (to the extent not paid directly by Tenant), (3) materials and supplies, (4) maintenance and repairs (including, but not limited to, non-structural repairs and maintenance of the roof), and (5) the cost of all insurance (excluding earthquake), which Landlord or Landlord's lender deems necessary for the Property and any deductible portion of an insured loss; (ii) costs, or a portion thereof, properly allocable to the Building of any capital improvements made to the Property by Landlord which comprise labor-saving devices or other equipment intended to improve the operating efficiency of any system within the Building (such as an energy management computer system), which costs shall be amortized over the useful life thereof without interest; and
(iii) costs properly allocable to the Property of any capital improvements made to the Property by Landlord that are required under any governmental law or regulation that was not applicable to the Property at the time of the Commencement Date, or that are reasonably required for the health and safety of tenants in the Building, the costs, or allocable portion thereof, to be amortized over the useful life thereof (as determined by generally accepted accounting principles), together with interest upon the unamortized balance at the prime rate as announced from time to time by the Wall Street Journal at the commencement of such capital improvement plus one (1) basis point or such higher rate as may have been paid by Landlord on funds borrowed for the purpose of constructing the capital improvements; and (iv) the management fee described in
Section 4.5. Operating Expenses shall not include any of the following items: depreciation on the Property, including personal property; costs of tenant improvements; real estate brokers' commissions; professional and administrative fees (excluding fees to the extent arising from the acts or omissions of Tenant); and work other than that caused by the acts or omissions of Tenant or Tenant's agents, employees or contractors, and capital items other than those referred to in clauses (ii) and (iii) above. For purposes of this Lease, "capital items" shall mean those items which would be capitalized pursuant to generally accepted accounting principles.

                (c) Estimated Operating Expenses. During December of each calendar year during the Term, or as soon thereafter as practicable, Landlord may give Tenant written notice of Landlord's good faith estimate of the Tenant's Pro Rata Share of Operating Expenses for the ensuing calendar year. On or before the first day of each month during the ensuing calendar year, Tenant shall pay to Landlord one-twelfth (1/12) of the estimated amount; provided, that if notice is not given in December, Tenant shall continue to pay on the basis of the then applicable Rent until the month after the notice is given. If at any time it appears to Landlord that the increased amount payable for the current calendar year will vary from Landlord's estimate by more than five percent (5%), Landlord may give notice to Tenant of Landlord's revised estimate for the year, and subsequent payments by Tenant for the year shall be based on the revised estimate; provided, that Landlord shall not give notice of a revised estimate for any year more frequently than once a calendar quarter.


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                (d) Adjustments To Operating Expenses. Within one hundred twenty
(120) days after the close of each calendar year of the Lease Term, or as soon after the one hundred twenty (120) day period as practicable, Landlord shall deliver to Tenant a statement of the adjustment to the Operating Expenses for the prior calendar year. If, on the basis of the statement, Tenant owes an amount that is less than the estimated payments for the calendar year previously made by Tenant, Landlord shall apply the excess to the next payment of Tenant's Pro Rata Share of Operating Expenses due (or refund such excess to Tenant within thirty (30) days if the Lease has terminated). If, on the basis of the statement, Tenant owes an amount that is more than the estimated payments for the calendar year previously made by the Tenant, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of the statement. The statement of the Tenant's Pro Rata Share of Operating Expenses shall be presumed correct and shall be deemed final and binding upon Tenant unless (i) Tenant in good faith objects in writing thereto within sixty (60) days after delivery of the statement to Tenant (which writing shall state, in reasonable detail, all of the reasons for the objection); and (ii) Tenant pays in full, within thirty (30) days after delivery of the statement to Tenant, any amount owed by Tenant with respect to the statement which is not in dispute. Landlord shall provide Tenant with such supporting information as Tenant may reasonably request in connection with such statement, at Tenant's sole cost. If Tenant objects to Landlord's allocation to this Property of the cost of self-insurance or blanket insurance, such allocation shall nonetheless be presumed correct and shall be deemed final and binding upon Tenant unless Tenant's timely written objection includes credible evidence that Landlord could have obtained substantially comparable insurance coverage for this Property alone at lower cost. If the Tenant objects in good faith, then such dispute shall be resolved by accountants selected by the procedure set forth in Section 3.3(b), except that three accountants selected shall (i) be certified public accountants with at least five (5) years experience in the commercial real estate industry and (ii) determine by majority vote whether the Landlord's or Tenant's statement is deemed correct.

            4.4 Additional Rent/Real Property Taxes. Tenant shall pay, as Rent, the Tenant's Pro Rata Share of Real Property Taxes in accordance with Section 6, which Tenant's Pro Rata Share is initially agreed to be One Hundred Percent (100%) unless and until Tenant leases less than 100% of the Building. Tenant shall also pay as Additional Rent to Landlord an amount equal to Landlord's share of consideration received by Tenant for assignments and sublettings, legal fees and costs that Tenant is obligated to pay or reimburse to Landlord, and any other reimbursement items under this Lease.

            4.5 Property Management Fee. Landlord shall provide property management services, including management of the Common Area (if any), supervision of Operating Expenses and general management and administrative services. In consideration for Landlord's property management services, Tenant shall pay Landlord a property management fee equal to three and one-half percent (3.5%) of the Base Monthly Rental (the "Property Management Fee"). The Property Management Fee shall be paid in accordance with Section 4.8.

            4.6 Late Payment. Any sum of Base Monthly Rental or Additional Rent payable under this Lease by Tenant that is not paid on or before the fifth (5th) day of the month shall be subject to a late charge equal to five percent (5%) of the late payment; provided that Landlord shall provide Tenant with one (1) written notice of nonpayment per calendar year before imposing the late charge, which charge shall be applied on the fifth (5th) day after the date of such written notice.

            4.7 Security Deposit. Upon the execution of this Lease, Tenant shall deliver to Landlord as a security deposit One Hundred Four Thousand Twenty-Five Dollars ($104,025) (the "Security Deposit"). Landlord shall hold the Security Deposit as security for Tenant's faithful performance of all the terms of this Lease by it to be observed and performed. Tenant shall not mortgage, assign, transfer, or encumber the Security Deposit without Landlord's prior written consent. Any of these acts by Tenant shall be without effect and shall not be binding upon


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Landlord. If Tenant is in default pursuant to Section 12 of this Lease beyond the applicable notice and cure period, then Landlord may, at Landlord's option and without prejudice to any other remedy, appropriate and apply the entire Security Deposit or so much of it as may be necessary to remedy such default or to compensate Landlord for loss or damage sustained by Landlord as a result of such default. Under such circumstances, Landlord may require Tenant to restore the Security Deposit to its original amount. If Tenant complies with all of the terms and promptly pays all amounts when due under the Lease, the Security Deposit, shall be returned in full to Tenant within thirty (30) days after the end of the Lease Term. If bankruptcy or other debtor-creditor proceedings against Tenant occur, the Security Deposit shall be offset against any unpaid amounts due under this Lease. Landlord shall not be deemed a trustee of the Security Deposit, and Landlord may use the Security Deposit in Landlord's ordinary business and shall not be required to segregate it from general accounts. Tenant shall not be entitled to any interest on the Security Deposit. If Landlord transfers the Building and/or Property during the Lease Term, Landlord shall pay the Security Deposit to Landlord's successor in interest in accordance with Civil Code Sec. 1950.7 or any successor statute, in which event the transferring Landlord shall be released from all liability for the return of the Security Deposit.

            4.8 Payment of Rent. All rent and Property Management Fees required to be paid in monthly installments shall be paid in advance on the first (1st) day of each calendar month during the Lease Term. All rent shall be paid in lawful money of the United States, without any abatement, deduction or offset whatsoever, except to the extent expressly permitted hereunder and without any prior demand therefor. Tenant's failure to timely pay Additional Rent shall be treated the same as the failure to timely pay Base Monthly Rent, and Landlord shall have the same rights and remedies as Landlord would have for failure to pay Base Monthly Rent when due. All rent shall be paid by check delivered to Landlord at 105 South Drive, Suite 200, Mountain View, California 94040 or at such other place as Landlord may designate from time to time. Tenant's obligation to pay rent shall be prorated at the commencement and expiration of the Lease Term.

                                    SECTION 5
                                USE AND UTILITIES

            5.1 Common Area Use. Tenant and its employees, invitees and customers may, together with other tenants in the Building, if any, make reasonable use of any Common Area (if any). This right shall terminate upon the termination of this Lease. Landlord reserves the right to, from time to time, make changes to the shape, size, location, extent and amount of Common Area (if any); provided that such changes shall not materially decrease Tenant's available parking area or otherwise materially adversely affect Tenant's occupancy. Tenant and its employees and customers shall comply with all regulations reasonably promulgated by Landlord for use of the Common Area (if any), and such regulations shall become a part of this Lease when received by Tenant. The rules and regulations shall be binding upon Tenant upon delivery to Tenant of a copy of such rules, and Tenant shall observe and abide by such rules. Such rules may be reasonably amended by Landlord from time to time, with or without advance notice, and all amendments shall be effective upon delivery to Tenant. Tenant shall have the exclusive use of one hundred percent (100%) of the parking spaces on the Property. Tenant shall not abandon, and shall not permit to be abandoned, any inoperative vehicles or equipment on any portion of the Property. Tenant shall make no alterations, improvements or additions to the Common Area (if any) without Landlord's prior written consent. No portion of the Property outside of the Leased Premises may be used by Tenant for storage of any materials without Landlord's prior written consent.

            5.2 Use of Leased Premises. Tenant shall use the Premises for general office purposes, including research and development, and for no other purposes except as permitted by applicable law and not otherwise inconsistent with the first class nature of the Building. Without regard to such business use, Tenant shall permit no activity on the Premises that would increase the premium on any fire or casualty insurance policy carried by Landlord, create or constitute a nuisance or be incompatible with the general usage of the Property. Tenant shall not conduct, or allow to be conducted on the Property, any auction, insolvency or bankruptcy sale without Landlord's prior consent. Tenant acknowledges that Landlord has made no representations with respect to the Leased Premises, Property or the Building regarding suitability for the conduct of Tenant's business. All noise generated by Tenant shall be confined or muffled so as not to annoy users or occupants of adjacent properties. All dust, fumes, odors and other emissions generated by Tenant shall be dissipated in accordance with sound environmental practices so as not to annoy or interfere with users of adjacent properties. Tenant shall not do or permit anything to be done in or about the Leased Premises, the Building, or the Property which does or could (a) jeopardize the structural integrity of the Building or (b) cause damage to any part of the Leased Premises, the Building, or the Property. Tenant shall not operate any equipment within the Leased Premises which does or could (i) injure, vibrate or shake the Leased Premises or the Building, (ii) damage, overload or impair the efficient operation of any electrical, plumbing, heating, ventilation or air conditioning system within or servicing the Leased Premises or the Building, or (iii) damage or impair the efficient operation of the sprinkler system (if any) within or servicing the Leased Premises, the Building or the Property. Tenant shall not install any equipment or antennas on or make any penetrations of the exterior walls or roof of the Building without Landlord's prior written approval, which will not be unreasonably withheld. However, the parties acknowledge and agree that Landlord shall cooperate with Tenant to facilitate any required use of the Building's roof for the installation (at Tenant's cost) of antennas or satellite dishes, such use to be at no additional charge to Tenant. Tenant hereby acknowledges and agrees that, notwithstanding the provisions contained in Section 2.4 or elsewhere in this Lease, Tenant is required to remove such improvements/alterations at the expiration or termination of this Lease and to restore the Building to Landlord's complete satisfaction, as determined in Landlord's sole discretion. In all events, Tenant shall, after removal of such items at the end of the Lease Term, fully restore the applicable portions of the roof or exterior walls of the Building, without exception for reasonable wear and tear. Tenant shall not fix any equipment to or make any penetrations or cuts in the floor, ceilings, walls, or roof of the Leased Premises. Tenant shall not place any loads upon the floors, walls, ceiling or roof system which could endanger the structural integrity of the Building or damage its floors, foundations or supporting structural components. Tenant shall not place any explosive, flammable or harmful fluids or other waste materials in the drainage system of the Leased Premises, the Building, or the Property. Tenant shall not drain or discharge any fluids in the landscaped areas or cross the paved areas of the Property. Tenant shall not use any of the Property for the storage of its materials, supplies, inventory or equipment and all such materials, supplies, inventory or equipment shall at all times be stored within the Leased Premises. Tenant shall not commit nor permit to be committed any waste in or about the Leased Premises, the Building or the Property.

            5.3 Utilities. Tenant shall arrange, at its sole cost and in its own name, for the supply of gas and electricity to the Leased Premises. Landlord shall maintain water meter(s) in its own name; provided that Landlord may cause Tenant to put the water service in Tenant's name at Tenant's cost. Tenant shall be responsible for insuring that the utilities are adequate for Tenant's needs. Tenant shall promptly pay as they become due, all charges for the utility services consisting of gas, electricity, telephone, and water service for the Leased Premises.

            5.4 Utility Requirements. Landlord shall comply with all rules, regulations and requirements promulgated by national, state or local governmental agencies or utility suppliers concerning the use of utility services, including any rationing, limitation or other control. Tenant shall not be entitled to terminate this Lease or to any abatement in rent by reason of such compliance or for any other interruption in the service or supply of such utilities.

            5.5 Janitorial Services. Tenant shall provide janitorial services for the Leased Premises which shall include providing trash bins and removing trash, vacuuming carpets, and cleaning restrooms. All trash, garbage and waste temporarily stored in the Leased Premises or Building or on the Property shall be stored in a manner so that it is not visible to the public, and subject to the foregoing, Tenant shall cause the Property to be kept in a neat, clean and safe condition, free and clear of trash, garbage, boxes, containers, etc. at all times.

            5.6 Access. Tenant shall have access to and use of the Leased Premises twenty-four (24) hours per day, three hundred sixty-five (365) days per year.

                                    SECTION 6
                              REAL PROPERTY TAXES

            6.1 Real Property Taxes Defined. The term "Real Property Taxes", as used in this Lease, shall mean: (i) all taxes, assessments, levies and other charges of any kind or nature whatsoever, general and special, foreseen and unforeseen (including all installments of principal and interest required to pay any general or special assessments for public improvements and any increases resulting from reassessments caused by any change in ownership) now or hereafter imposed by any governmental or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments, which are levied or assessed against, or with respect to the value, occupancy or use of all, or any portion of the Property (as now constructed or as may at any time hereafter be constructed, altered or otherwise changed), or Landlord's interest therein; the fixtures, equipment and other property of Landlord, real or personal, that are an integral part of and located on the Property; the gross receipts, income or rentals from the Property; or the use of parking areas, public utilities or energy within the Property and (ii) all charges, levies or fees imposed by reason of environmental regulation or other governmental control of the Property. If any Real Property Tax is based upon property or rents unrelated to the Property, then only that part of such Real Property Tax that is fairly allocable to the Property shall be included within the meaning of the term "Real Property Taxes". Notwithstanding the foregoing, the term "Real Property Taxes" shall not include estate, inheritance, transfer, gift or franchise taxes of Landlord, or the federal or state net income tax imposed on Landlord's income from all sources.

            6.2 Payment of Real Property Taxes by Tenant.

                (a) Tenant shall pay, as Rent, the Tenant's Pro Rata Share of Real Property Taxes.

                (b) Landlord may cause Tenant to pay Real Property Taxes in accordance with any of the methods set forth in Section 4.4, or at Landlord's election, as provided in this Section 6.2. During December of each calendar year during the Lease Term, or as soon thereafter as practicable, Landlord may give Tenant written notice of the amount of Real Property Taxes for the ensuing calendar year. On or before the first day of each month during the ensuing calendar year, Tenant shall pay to Landlord one-twelfth (1/12) of the estimated amount; provided, that if notice is not given in December, Tenant shall continue to pay on the basis of the then applicable Rent until the month after the notice is given. If at any time it appears to Landlord that the increased amount payable for the current calendar year will vary from Landlord's estimate by more than five percent (5%), Landlord may give notice to Tenant of Landlord's revised estimate for the year, and subsequent payments by Tenant for the year shall be based on the revised estimate; provided, that Landlord shall not give notice of a revised estimate for any year more frequently than once a calendar quarter.

                (c) Within one hundred twenty (120) days after the close of each calendar year of the Lease Term, or as soon after the one hundred twenty (120) day period as practicable, Landlord may deliver to Tenant a statement of the adjustment to the Real Property Taxes for the prior calendar year; the statement shall be final and binding upon Landlord and Tenant. If, on the basis of the statement, Tenant owes an amount that is less than the estimated payments for the calendar year previously made by Tenant, Landlord may apply the excess to the next payment of increased Real Property Taxes due (or refund such excess to Tenant within thirty (30) days if the Lease has terminated). If, on the basis of the statement, Tenant owes an amount that is more than the estimated payments for the calendar year previously made by Tenant, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of the statement.

                (d) Notwithstanding any other provision hereof, Tenant shall pay the full amount of any Real Property Taxes during the Lease Term resulting from any and all alterations and tenant improvements of any kind whatsoever placed in, on or about the Property for the benefit of, at the request of, or by Tenant. Tenant shall pay, prior to delinquency, all taxes assessed or levied against Tenant's personal property in, on or about the Property. When possible, Tenant shall cause its personal property to be assessed and billed separately from the real or personal property of Landlord.

                (e) Upon request by Tenant, Landlord shall provide Tenant with a copy of the most recent tax bill for the Property. Tenant shall have the right to contest the validity or amount of any Real Property Taxes payable for the Property by appropriate proceeding diligently conducted in good faith. Under no circumstances shall Tenant join Landlord as a party to such proceedings. If Tenant undertakes any such contest, Tenant may withhold or defer payment or pay under protest; provided, that upon the request of the Landlord, prior to delinquency of the Real Property Taxes in question Tenant shall obtain and deliver to Landlord a good and sufficient surety bond or other assurance of payment protecting Landlord and the Property from any lien, claim, demand, loss, cost, liability or expense which Landlord or the Property might suffer or incur as a consequence of the withheld or protested payment. Upon termination of any contest, Tenant shall pay the amount finally determined to be payable, together with all fines, interest, penalties or other charges incurred or payable as a result thereof. Landlord shall not be subject to any liability for the payment of any costs or expenses in connection with any such proceedings, and Tenant will indemnify, protect, defend by counsel reasonably satisfactory to Landlord and hold Landlord harmless from any such costs and expenses, reimbursing Landlord therefor upon demand unless Landlord has initiated the proceedings. Tenant shall be entitled to any refund of any Real Property Taxes and penalties or interest from any governmental authority to the extent the refund represents monies paid to the governmental authority by Tenant or paid by Landlord and fully reimbursed by Tenant. In addition, Tenant shall be entitled to recover from any Real Property Taxes the reasonable cost (but in no event greater than the savings obtained) in obtaining such refund.

                6.3 Taxes on Tenant's Property. Tenant shall pay, before delinquency, any and all taxes, assessments, license fees and public charges levied, assessed or imposed against Tenant or Tenant's estate in this Lease, or the property of Tenant situated within the Leased Premises, which become due during the Lease Term. On demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of these payments.

                                    SECTION 7
                   INSURANCE, SUBROGATION AND INDEMNIFICATION

            7.1 Tenant's Insurance. Tenant shall maintain in full force and effect during the Lease Term the following insurance:

                (a) A policy or policies of comprehensive general liability insurance, including property damage, against liability for personal injury, bodily injury, death and damage to property occurring in or about, or resulting from an occurrence in or about the Leased Premises or resulting from Tenant's use or occupancy of the Leased Premises, with combined single limit coverage of not less than Three Million Dollars ($3,000,000).

                (b) A policy or policies of fire and property damage insurance in so called "fire and extended coverage" form with a sprinkler leakage endorsement (if the Building contains fire sprinklers) insuring its personal property, inventory, trade fixtures and leasehold improvements within the Leased Premises for the full replacement value thereof. The proceeds from any of such policies shall be used for the repair or replacement of such items so insured; provided that if the Lease shall terminate as a result of such insured loss, the proceeds shall be the property of Tenant.

                (c) (intentionally omitted].

                (d) Workers' compensation and any other employee benefit insurance sufficient to comply with all laws.

                (e) Landlord, and such others it designates, shall be named as additional insured on the policies of insurance described in this Section 7.1
(a) and (b). All insurance required by this Section 7.1 shall: (i) as to the liability insurance only, be primary insurance which provides that the insurer shall be liable for the full amount of the loss, up to and including the total amount of liability set forth in the declarations without the right of contribution from any other insurance coverage of Landlord; (ii) provide that such policies shall not be subject to cancellation or change, except after at least thirty (30) days prior written notice to Landlord; and (iii) not have a "deductible" in excess of Fifty Thousand Dollars ($50,000) on property insurance and Twenty-Five Thousand Dollars ($25,000) on liability insurance per occurrence. Each such policy shall also contain a waiver of any right of subrogation against Landlord. Copies of such policy or policies, or duly executed certificates for them, together with satisfactory evidence of the payment of the premium thereon, shall be deposited with Landlord prior to the time Tenant enters into possession of the Leased Premises, and upon renewal of such policies, but not less than thirty (30) days prior to the expiration of the term of such coverage.

                (f) Any insurance coverage required of Tenant in this Section
7.1 may be satisfied by a blanket policy or policies of insurance, provided that the total amounts of insurance available with respect to the Property and Tenant's liability under this Lease shall be at least the equivalent of separate policies carried in the amounts required in this Lease.

            7.2 Landlord's Insurance.

                (a) Landlord shall maintain, as the minimum coverage required of it by this Lease, a policy or policies of fire and property damage insurance, in so-called "fire and extended coverage" form, insuring Landlord (and such others as Landlord may designate) from physical damage to the Building including the leasehold improvements made thereto at the commencement of the Lease Term, with coverage of not less than one hundred percent (100%) of the full replacement value thereof; provided, that such insurance may have a deductible in a commercially reasonable amount. Landlord may so insure the Building separately, or may insure the Building with other buildings and improvements within the Property which Landlord elects to insure together under the same policy or policies. Landlord shall not be required to cause such insurance to cover any trade fixtures, leasehold improvements (except as provided above) or any inventory or other personal property of Tenant.

                (b) Landlord shall maintain, as minimum coverage, comprehensive general liability insurance, including property damage, against liability for personal injury, bodily injury, death and damage occurring in or about, or resulting from, an occurrence in or about the Leased Premises, with combined single-limit coverage of not less than Three Million Dollars ($3,000,000).

            7.3 Release and Waiver of Subrogation: Notwithstanding anything to the contrary in this Lease, the parties hereto release each other, and their respective agents, employees and contractors, from any claims for injury to any persons or damage to property that are caused by or result from risks insured against under any insurance policies carried by the parties and in force at the time of such damage, but only to the extent such claims are covered by such insurance. This release shall be in effect only so long as the applicable insurance policies contain a clause to the effect that this release shall not affect the right of the insured to recover under such policies. Each party shall cause each insurance policy obtained by it to provide that the insurance company waives all rights of recovery by way of subrogation against either party in connection with any damage covered by such policy, so long as such waiver is available without unreasonable, additional cost. In the event any party is unable to so obtain such waiver, such party shall notify the other, in writing, and the other party may, if it so desires, obtain such waiver by payment of any additional premium therefor.

            7.4 Limitation on Landlord's Liability and Indemnity. Except to the extent of Landlord's active neglect or greater culpability, Landlord shall not be liable to Tenant for, and Tenant hereby releases Landlord and its members, managers, officers, employees, agents and representatives from any liability for
(a) any injury to or damage suffered by Tenant, Tenant's agents, representatives, employees, contractors or invitees; (b) any damage to Tenant's property or business due to any reason whatsoever, including, but not limited to, the failure or destruction of any utilities such gas, electrical, water, mechanical systems (e.g., HVAC), etc.; and (c) the failure to provide security or the blockage of the Property. Tenant hereby waives the application of Civil Code Section 1542, which provides that:

               "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor."

Commencing upon Tenant's entry on the Leased Premises, Tenant shall indemnify Landlord and its officers, members, agents, representatives and employees, and hold them harmless from all losses, claims, liabilities, costs, expenses (including, but not limited to, attorneys' fees and costs) and damages (collectively, "Losses" or, separately, a "Loss") arising out of the use, occupancy or enjoyment of the Leased Premises by Tenant or any licensee, invitee, employee, contractor, representative, or agent of Tenant, except that which is caused by the active neglect or greater culpability of Landlord, or arising out of Tenant's failure to perform any of its obligations under this Lease. Tenant waives any right to recover from Landlord for any such Loss to any person or property, including loss of income; it being Tenant's right and obligation to insure against such Loss, by reason of the use, occupancy or enjoyment of the Premises by Tenant, or any licensee, invitee, agent or employee of Tenant. This indemnity shall survive the termination or expiration of this Lease.

                                   SECTION 8
                             REPAIR AND MAINTENANCE

        Except in the case of damage or destruction of the Leased Premises, Building or Property caused by an act of God or other peril, in which case
Section 10 shall control, the parties shall have the repair and maintenance obligations set forth in this Section 8.

            8.1 "As-Is Condition. Tenant accepts the Property "As-Is", subject to the qualifications set forth in Section 2.2 above.

            8.2 Landlord's Obligations. Landlord shall repair and keep in good condition the structural components, concrete floor and load bearing walls of the Building at Landlord's sole cost (unless damaged by Tenant). The term "structural components" shall be defined as follows: footings, foundations, load-bearing posts and beams, floor slabs and the roof structure. Tenant shall be responsible for maintaining and repairing the roof, including damage resulting in leaks. This Section shall in no way limit Landlord's right to charge Tenant the costs of such repairs as Additional Rent. Landlord shall maintain the Common Areas (if any) in good condition at all times. The manner in which the Common Area shall be maintained and the expenditures for such maintenance shall be at the reasonable discretion of Landlord, consistent with other first class office building in the same geographic area. Landlord shall have the right to establish and enforce reasonable rules and regulations applicable to all tenants concerning maintenance, management, use, and operation of the Common Areas; and to close temporarily any of the Common Areas for maintenance purposes. Landlord shall bill Tenant for Tenant's share of Operating Expenses for the Common Area as provided in Section 4.3. Landlord shall not be liable for any failure to make any such repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after receipt of notice of the need of such repairs.

            8.3 Tenant's Obligations. Tenant shall have the following obligations with respect to the Leased Premises:

                (a) Except as provided in Section 8.2 of this Lease, Tenant shall, at its sole cost, repair, regularly clean and continuously keep and maintain in good order the Leased Premises and the Building including, without limitation: (i) all interior walls, floors and ceilings; (ii) all windows, doors, door hardware, and skylights; (iii) all plumbing (including sinks, toilets, faucets and drains); (iv) sewage facilities; (v) all electrical facilities and equipment, including without limitation, lighting fixtures, lamps, fans, exhaust equipment and systems, automatic fire extinguisher equipment, electrical motors and all other electrical equipment and appliances of every kind within the premises (including conduits and connectors); (vi) the walls and partitions, entrances, plate glass, showcases; (vii) heating, ventilation and air conditioning systems and equipment; and (viii) landscaping. Tenant shall promptly replace and pay for any broken glass, both exterior and interior, with the same kind, size, and quality of glass, but only to the extent that the damage was caused by the acts or omissions of Tenant, its agents, employees or visitors. "Repair" includes replacement and/or renewals where necessary, as well as painting.

                (b) Tenant shall promptly repair all damage or injury to the Leased Premises or the Property caused by the act or negligence of Tenant, its employees, agents, licensees or visitors, and shall make such repairs in accordance with the reasonable specifications established by Landlord.

                (c) Tenant shall repair any damage to the Property caused by installation. or removal of any machinery, equipment, trade fixtures, movable partitions, furniture or articles of personal property including, without limitation, repairing the floor and patching and painting the walls.

                (d) Tenant shall obtain and pay for a heating, ventilating and air conditioning system maintenance contract with quarterly service and which shall provide for and include replacement of filters, oiling and lubricating of machinery, replacement parts, adjustment of drive belts, oil changes and other preventive maintenance. Tenant shall have the benefit of all warranties available to Landlord regarding the equipment and such systems. Tenant shall provide Landlord with a copy of such service contract and all periodic service reports. At Landlord's request, Tenant, at Tenant's sole cost, shall hire a licensed contractor to regularly and periodically inspect and perform maintenance on the HVAC, or Landlord may contract for such services itself and charge such costs to Tenant as Additional Rent.

                (e) Tenant waives all rights to make repairs at the expense of the Landlord and to deduct the cost of such repairs from the Rent and specifically waives all rights under Sections 1941 and 1942 of the California Civil Code or any similar law regarding a Tenant's right to make repairs and deduct the cost of such repairs from the Rent. (Without in any way limiting the effect of the foregoing waiver, the parties acknowledge and agree that in the case of an emergency, Tenant may make a repair that Landlord is otherwise required to make and Landlord shall reimburse Tenant for the reasonable costs thereof. In the absence of an "emergency", Tenant shall not be reimbursed. For purposes of this Section 83(e), "emergency" shall mean (i) material damage to the Leased Premises (not caused by Tenant) which results in an immediate threat to life, serious bodily injury or material damage to a substantial portion of Tenant's personal property or fixtures and (ii) Tenant has made repeated and reasonable, but unsuccessful, attempts to notify Landlord. However, if Tenant successfully notifies Landlord, then Landlord shall, in good faith, determine whether an emergency exists. For purposes of an emergency under this Section 83(e), notice shall be deemed proper if notice is given by telephone and promptly confirmed in writing by fax by an authorized officer.) There shall be no allowance to Tenant for diminution of rental value, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from the making of or the failure to make, any repairs, alterations, decorations, additions or improvements in or to any portion of the Leased Premises or the Building or Common Area (or any of the areas used in connection with the operation thereof, or in or to any fixtures, appurtenances or equipment), or by reason of the negligence of Tenant or any other tenant or occupant of the Property. In no event shall Landlord be responsible for any consequential damages arising or alleged to have arisen from any of the foregoing matters. Tenant hereby agrees that Landlord shall not be liable for injury to Tenant's business or any loss of income therefrom or for damage to the goods, wares, merchandise or other property of Tenant, Tenant's employees, invitees, customers, or any other person in or about the Leased Premises, the Building, or the Common Area, nor shall Landlord be liable for injury to the person of Tenant, Tenant's employees, agents or contractors whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, whether such damage or injury results from any other cause, whether such damage or injury results from conditions arising upon the Property or upon other portions of the Building, or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant, except to the extent any of the foregoing arises from the gross negligence of Landlord. Landlord shall not be liable for any damages arising from any act or neglect of any other tenant, if any, of the Building or the Property.

                (f) Tenant shall obtain and pay for all permits required for Tenant's occupancy of the Property, other than permits relating to the physical condition of the Property, and shall take all actions necessary to comply with all applicable statutes, ordinances, rules, regulations, orders and requirements regulating the use by Tenant of the Property, including any occupational safety and health laws, provided that Tenant shall not be obligated to make any physical changes in, or improvements to, the Property unless such changes or improvements are required solely by reason of the unique nature of Tenant's use of the Property (as opposed to standard office and research and development usage).

                (g) Tenant will cause all exposed plumbing, heating, ventilating, air conditioning and electrical equipment within the Leased Premises to be operated in accordance with the manufacturers' recommendations and specifications.

                (h) At the end of the Lease Term or any extension period, Tenant shall surrender to Landlord the Leased Premises broom clean, in the same condition as they existed on the date of completion of the Tenant Improvements described in Section 2.3, together with such changes as are permitted to remain pursuant to this Lease, excepting only such ordinary wear and tear as could not have been avoided by routine maintenance.

                (i) It is the intention of Landlord and Tenant that, at all times during the Term, Tenant shall maintain the Property in an attractive first class and fully operative condition. Tenant's repair obligation is unconditional and does not depend on whether the repairs are necessitated by Tenant's use or whether the means of repair or item needing repair is readily accessible to Tenant. If Tenant fails to perform proper maintenance or repair, including preventative maintenance where appropriate, Landlord may, after seven (7) days written notice to Tenant (or without notice for emergency repairs), cause the same to be performed, and the cost thereof will promptly be paid by Tenant upon receipt of a statement from Landlord setting forth the amount due. Any such amount shall be deemed additional rent.

        Landlord shall have no maintenance or repair obligations whatsoever with respect to the Leased Premises except as expressly provided in Section 8.2. Tenant shall, upon Landlord's request, provide Landlord with copies of all maintenance and service reports and records, including, but not limited to, electrical and HVAC reports.

            8.4 Hazardous Materials.

                (a) Except in accordance with the relevant statutes and regulations, Tenant shall not cause or permit to be discharged from or about the Property or the Building, any hazardous, toxic, or radioactive materials, including, but not limited to, those materials (i) identified in Section 66680 or within the criteria set forth in Section 66693 et seq. of Title 22 of the California Code of Regulations, Division 4, Chapter 30, (ii) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903), or
(iii) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq. (42 U.S.C. Section 9601) as amended from time to time, or petroleum distillates (collectively, "Hazardous Materials"). Tenant shall at its sole expense comply with all applicable governmental rules, regulations, codes, ordinances, statutes and other requirements respecting Hazardous Materials in connection with Tenant's activities on or about the Property or the Building. Tenant shall at its sole cost perform all clean-up and remedial actions which may be required of Tenant by any governmental authority pertaining to any storage, handling use, generation or discharge of Hazardous Materials by Tenant.

                (b) Tenant shall indemnify, defend and hold harmless Landlord and its members, officers, employees, agents and representatives, from and against all Losses relating to the illegal storage handling, use, generation or discharge of Hazardous Materials by Tenant on or about the Property or the Building. Tenant shall reimburse Landlord for (i) losses in or reductions to rental income resulting from Tenant's storage, handling, use, generation or discharge of Hazardous Materials; (ii) all costs of clean-up or other alterations to the Property necessitated by Tenant's storage, handling, use, generation or discharge of Hazardous Materials; and (iii) any diminution in the fair market value of the Building caused by Tenant's use, storage, handling, generation or discharge of Hazardous Materials. The obligations of Tenant under this Section shall survive the expiration of the Lease Term.

                (c) Landlord shall indemnify, defend and hold harmless Tenant and its officers, employees, agents and representatives, from and against all Losses relating to the illegal storage, handling, use, generation or discharge of Hazardous Materials on or about the Property or the Building, except as provided in Section 8.4(b) above. Landlord shall reimburse Tenant for (i) losses in or reductions to rental income resulting from such storage, handling, use, generation or discharge of Hazardous Materials; (ii) all costs of clean-up or other alterations to the Property necessitated by such storage, handling, use, generation or discharge of Hazardous Materials; and (iii) any diminution in the fair market value of the Building caused by such use, storage, handling, generation or discharge of Hazardous Materials. The obligations of Landlord under this Section shall survive the expiration of the Lease Term.

                                    SECTION 9
                    TRADE FIXTURES AND LEASEHOLD IMPROVEMENTS

            9.1 Trade Fixtures and Leasehold Improvements. Tenant shall not construct any leasehold improvements or additions or otherwise alter the Leased Premises without Landlord's prior written approval, which approval may be withheld in Landlord's reasonable discretion; provided that Tenant may make non-structural improvements of up to Twenty-Five Thousand Dollars ($25,000) to the Leased Premises without Landlord's consent, if Tenant has provided Landlord with (a) copies of all such plans and specifications and (b) a certificate of an authorized officer of Tenant certifying that all permits, consents and required approvals for such Improvements have been obtained and do not violate any laws or this Lease. In no event shall Tenant make any alterations to the Leased Premises which could affect the structural integrity or the design of the Building without Landlord's prior consent. All such approved leasehold Improvements shall be installed by Tenant at Tenant's expense using a licensed contractor. All construction done by Tenant shall be done in accordance with all laws (including valid building permits issued by the appropriate governmental authority) and in a good and workmanlike manner, using new materials of good quality. All leasehold Improvements shall remain the property of Tenant during the Lease Term. At the termination of this Lease, the alterations, additions and improvements made by Tenant shall remain on the Leased Premises and become the property of Landlord, except that at Landlord's option, Specialized Improvements and Reserved Improvements (as described in Section 2.4), shall be removed by Tenant at Tenant's sole cost and expense, and Tenant shall restore the portions of the Leased Premises affected by such Reserved Improvements and/or Specialized Improvements to their prior condition. (Tenant and Landlord acknowledge and agree that the items described in Sections 5.2 and 14.16 shall be removed and the Leased Premises, Building and Property shall be restored to Landlord's complete satisfaction, determined in Landlord's sole discretion.) Without limiting the generality of the foregoing, all heating, lighting, electrical (including all wiring, conduit, outlets, drops, buss, ducts, main and subpanels), air conditioning, partitioning, drapery, and carpet installations made by Tenant regardless of how affixed to the Leased Premises, together with all other additions, alterations and improvements that have become an integral part of the Building, shall be and become the property of the Landlord upon termination of the Lease, and shall not be deemed trade fixtures, and shall remain upon and be surrendered with the Leased Premises at the termination of this Lease. If during the Lease Term, any alteration, addition or change to the Common Area is required by law, regulation, ordinance or order of any public agency, Landlord shall make the same and the costs of such alteration, addition or change shall be a Common Area charge and Tenant shall pay its share of its costs as provided in Section 4.3 above. Landlord may require Tenant to post a payment and performance bond for one and one-half (1.5) times the estimated cost of all work prior to commencement of any work by Tenant on the Leased Premises, provided Tenant shall not be required to post such a bond if Tenant has a net worth in excess of $11,000,000 or otherwise provides adequate assurance that Tenant's share of any improvement costs will be timely paid.

            9.2 Landlord's Improvements. All fixtures, improvements or equipment which are installed, constructed on or attached to the Property by Landlord, at its expense, shall become a part of the realty and belong to Landlord.

            9.3 Liens. Tenant shall keep the Leased Premises and the Property free from any liens and shall pay when due all bills arising out of any work performed, materials furnished, or obligations incurred by Tenant, its agents, employees or contractors relating to the Leased Premises. If any claim of lien is recorded, Tenant shall bond against or discharge the same within ten (10) days after the same has been recorded against the Leased Premises and/or the Property. Tenant shall indemnify, defend, protect and hold Landlord and the Property harmless and free from any liens, claims, liabilities, demands, encumbrances, or judgments created or suffered by reason of any labor or services performed for, materials used by or furnished to, Tenant or any contractor employed by Tenant with respect to the Property. Tenant shall give notice to Landlord in writing five (5) days prior to employing any laborer or contractor to perform services related to, or receiving materials for use upon the Property. Tenant shall permit Landlord to post a notice of non-responsibility in accordance with the statutes or requirements of California Civil Code Section 3094 or any amendment thereof.

            9.4 Signs. Tenant may, at Tenant's sole cost and expense, install and maintain on the Property during the Lease Term a monument and building facade sign with Tenant's name and logo, subject to compliance with the requirements of the City of Mountain View and Landlord's consent, which consent will not be unreasonably withheld. Tenant will not install any exterior signs except in conformance with Landlord's reasonable rules and regulations. Signs installed by Tenant not conforming to Landlord's rules and regulations may be removed and/or replaced by Landlord at Tenant's cost.

                                   SECTION 10
                           DAMAGE TO LEASED PREMISES

            10.1 Landlord's Duty to Restore. If the Leased Premises and Building are damaged by any peril after the Commencement Date of this Lease, Landlord shall restore the same to a similar condition as existed prior to such damage, unless the Lease is terminated by Landlord pursuant to Section 10.2, or by Tenant, pursuant to Section 10.3. All insurance proceeds available from the fire and property damage insurance carried by Landlord pursuant to Section 7.2, shall be paid to and become the property of Landlord. If this Lease is not terminated, then upon receipt of the insurance proceeds (if the loss is covered by insurance) and the issuance of all necessary governmental permits, Landlord shall commence and diligently proceed to complete the restoration of the Leased Premises and/or Building, to the extent then allowed by law, to substantially the same condition in which the Leased Premises and/or Building were immediately prior to such damage. Landlord's obligation to restore shall be limited to the Leased Premises and/or Building approved as they existed as of the Commencement Date, leasehold improvements, trade fixtures and/or personal property constructed or installed by Tenant in the Leased Premises; provided that Landlord shall restore such leasehold improvements, trade fixtures and/or personal property to the extent covered by the insurance policies described in
Section 7.2. Tenant shall forthwith replace or fully repair all leasehold improvements and trade fixtures installed by Tenant and existing at the time of such damage or destruction, to the extent not covered by Landlord as described in the preceding sentence.

            10.2 Landlord's Right to Terminate. Landlord shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised only by delivery to Tenant of a written notice of election to terminate within thirty
(30) days after the date of discovery of such damage:

                (a) The Building is damaged by any peril to such an extent that the estimated cost to restore the Building exceeds the lesser of (i) the insurance proceeds available from insurance actually carried by Landlord (unless Tenant, at its option, agrees to pay the differential) or (ii) fifty percent (50%) of the then replacement value thereof.

                (b) The Building is damaged by any peril both (i) not covered by the type of insurance Landlord is required to carry pursuant to Section 7.2 and
(ii) not covered by valid and collectible insurance actually carried by Landlord and in force at the time of such damage or destruction.

                (c) The Leased Premises are materially damaged by any peril within six (6) months of the last day of the Lease Term. For purposes of this
Section 10.2(c), "material" means that the damage, based on Landlord's good faith estimate, cannot be completely repaired within sixty (60) days after the date such damage occurs.

                (d) The Building is damaged by any peril and, because of the laws then in force, the Building: (i) may not be restored at reasonable cost to substantially the same condition in which it was prior to such damage (unless Tenant, at its option, agrees to pay the differential); or (ii) may not be used for the same use being made thereof before such damage, whether or not restored as required by this Section 10.2.

            10.3 Tenant's Right to Terminate. If the Leased Premises are damaged by any peril, and Landlord does not elect to terminate this Lease, or is not entitled to terminate this Lease pursuant to Section 10.2, then as soon as reasonably practicable (using good faith efforts to expedite the matter), Landlord shall furnish Tenant with the written opinion of Landlord's architect or construction consultant as to when the restoration work required of Landlord may be completed. Tenant shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised only by delivery to Landlord of a written notice of election to terminate within thirty
(30) days after Tenant receives from Landlord the estimate of the time needed to complete such restoration:

                (a) The Leased Premises are damaged by any peril and, in the reasonable opinion of Landlord's architect or construction consultant, the restoration of the Leased Premises cannot be substantially completed within one hundred eighty (180) days after the date of such damage.

                (b) The Leased Premises are materially damaged by any peril within six (6) months of the last day of the Lease Term. For purposes of this
Section 10.3(b), "material" shall have the same meaning as set forth in Section 10.2(c) above.

            10.4 Abatement of Rent. In the event of damage to the Leased Premises which does not result in the termination of this Lease, the Base Monthly Rental and Additional Rent as then adjusted shall be temporarily abated during the period of restoration in proportion to the degree to which Tenant's use of the Leased Premises is impaired by such damage. Tenant shall not be entitled to any compensation or damages from Landlord for loss of Tenant's property or any inconvenience or annoyance caused by such damage or restoration; provided that Landlord shall use commercially reasonable efforts to minimize the disruption to the operation of Tenant's business in the Leased Premises. Landlord and Tenant hereby waive the provisions of Section 1932, Subdivision 2, and Section 1933, Subdivision 2, and Section 1933, Subdivision 4, of the California Civil Code and the provisions of similar laws hereinafter enacted.

                                   SECTION 11
                                 EMINENT DOMAIN

        If a public authority acquires all or any portion of the Premises through eminent domain, or under threat thereof, and if Tenant's business may not reasonably be continued on the portion of the Leased Premises not taken, then this Lease shall terminate as of the date that the public authority becomes entitled to possession of the property taken. In such event, Tenant shall be entitled to receive such portion of the condemnation award as is designated by the public authority as compensation for Tenant's trade fixtures, moving expenses or loss of goodwill, and the balance of the condemnation award shall be paid to Landlord.

                                   SECTION 12
                              DEFAULT AND REMEDIES

            12.1 Tenant's Default and Landlord's Remedies. The following breaches by Tenant shall constitute material defaults entitling Landlord to the remedies described in this Section:

                (i) abandonment of the Leased Premises;

                (ii) failure to pay rental or any other sum due Landlord within five (5) business days after written notice by Landlord that such sum is past due;

                (iii) a general assignment by Tenant for the benefit of creditors or the commencement of any proceedings by or against Tenant under the federal bankruptcy Code; or

                (iv) failure by Tenant to cure its breach of any other term, condition or covenant of this Lease within a period of thirty (30) days after the date of Landlord's written notice to Tenant of such breach is given; provided if such default shall not be curable within such thirty (30) day period, Tenant shall not be in default if Tenant shall have, within such thirty
(30)-day period, commenced cure of such default and shall thereafter pursue such cure to completion. Upon any such default, Landlord may elect to terminate this Lease and Tenant's right to possession of the Leased Premises, whereupon Landlord may recover from Tenant: (a) the worth at the time of award of the unpaid rent that had been earned at the time of termination; (b) the worth at the time of award of the amount by which the unpaid rent, which would have been earned after termination until the time of award, exceeds the amount of such rental loss that Tenant proves could have reasonably been avoided; (c) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could reasonably be avoided; computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%); or (d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under the Lease, or which, in the ordinary course of things, would be likely to result therefrom. If Landlord does not specifically elect, in writing, to terminate Tenant's right to possession after Tenant has defaulted, Landlord may enforce all its rights and remedies under the Lease, including the right to recover the rent as it comes due.

            12.2 Landlord's Default and Tenant's Remedies. If Landlord fails to perform its obligations under this Lease, Landlord shall nevertheless not be in default under the terms of this Lease until such time as Tenant shall have first given Landlord written notice specifying the nature of such failure to perform its obligations, and then only after Landlord shall have had thirty (30) days after its receipt of such notice within which to perform such obligations; provided that, if longer than thirty (30) days is reasonably required in order to perform such obligations, Landlord shall have such longer period as is reasonably necessary so long as Landlord makes a good faith effort to commence such cure within such thirty (30) day period and diligently pursue the cure to completion thereafter. In the event of Landlord's default as described above, then, and only then, Tenant may then proceed in equity or at law to compel Landlord to perform its obligations and/or to recover damages approximately caused by such failure to perform (except as and to the extent Tenant has waived its right to damages as provided in this Lease). Tenant's recourse shall be limited to Landlord's interest in the property.

            12.3 Waiver. One party's consent to or approval of any act by the other party requiring consent or approval shall not be deemed to waive or render unnecessary the other party's consent to or approval of any subsequent similar act. No delay or omission in the exercise of any right or remedy accruing to either party upon any breach by the other party under this Lease shall impair such right or remedy or be construed as a waiver of any such breach theretofore, or hereafter occurring. The waiver by either party of any breach of any provision of this Lease shall not be deemed to be a waiver of any subsequent breach of the same or any other provisions herein contained.

            12.4 Holding Over. The Lease shall terminate and become null and void without notice upon the expiration of the Lease Term. If Tenant holds over for any period after the Lease Term, Landlord may, at its option, treat Tenant as a tenant from month-to-month commencing on the first day after the Lease Term, subject to the conditions in the Lease at a rental amount of one hundred and fifty percent (150%) of the last Base Monthly Rental, plus all other charges (if any). If Tenant fails to surrender the Property, Tenant shall indemnify, defend and hold harmless Landlord from and against any and all losses, claims and liabilities resulting therefrom or thereafter.

                                   SECTION 13
                    ASSIGNMENT AND SUBLETTING, SUBORDINATION

            13.1 Assignment and Subletting. Tenant shall not perform any of the following acts without Landlord's prior written consent, which consent shall not be unreasonably withheld: (a) assign or sublet all or any portion of Tenant's interest in this Lease or in the Leased Premises; (b) pledge, mortgage or hypothecate its interest in the Leased Premises; and (c) perform or suffer any other act whereby any right of Tenant under this Lease is transferred (which act shall be deemed to be an assignment for the purposes of this Section 13.1). Notwithstanding the foregoing, Tenant may, without Landlord's consent, assign this Lease or sublet all or any portion of the Premises to an Affiliate of Tenant if Tenant guarantees the obligations of such Affiliate's performance of this Lease (in a form of guaranty reasonably acceptable to Landlord and Tenant) or remains primarily liable under this Lease, at Landlord's option. A change in control of Tenant shall be deemed an assignment subject to Landlord's consent. For purposes of this Lease, "change in control" shall mean the sale or transfer of substantially all of Tenants assets to an entity which has a net worth less than the net worth of Tenant as of the Commencement Date; provided that Tenant shall have the burden of establishing the net worth of the proposed assignee. "Affiliate" means any entity directly or indirectly controlled by Tenant with the power to direct the policies and management of such entity (including, but not limited to, subsidiaries) or the surviving entity after the merger of Tenant with or into another entity. Landlord's consent to any one assignment, subletting, or other transfer shall not constitute consent to any subsequent transfer. Any attempted subletting or assignment without Landlord's prior written consent, at Landlord's election, shall constitute a default by Tenant under the terms of this Lease. The acceptance of rent by Landlord from any person or entity other than Tenant, or the acceptance of rent by Landlord from Tenant with knowledge of a violation of this Section 13.1, shall not be deemed to be a waiver by Landlord of any provision of this Section 13.1 of this Lease or to be a consent to any such subletting or assignment by Tenant. Without limiting the circumstances in which it may be reasonable for Landlord to withhold its consent to an assignment or subletting, Landlord and Tenant acknowledge that it shall be reasonable for Landlord to withhold its consent in the following instances:

                (a) the proposed assignee or sublessee is a governmental agency;

                (b) in Landlord's reasonable judgment, the use of the Leased Premises by the proposed assignee or sublessee will involve occupancy by other than primarily general office personnel, would entail any alterations which would lessen the value of the leasehold improvements in the Leased Premises, or would require increased services by Landlord;

                (c) in Landlord's reasonable judgment, the proposed assignee does not meet the credit standards supplied by Landlord;

                (d) the proposed assignee (or any other of its Affiliates) has been in material default under a lease, has been in litigation with a previous landlord, or in the ten (10) years prior to the assignment, has filed for bankruptcy protection or has otherwise been involved in an insolvency proceeding;

                (e) Landlord has experienced a previous default by or is in litigation with the proposed assignee or sublessee;

                (f) in Landlord's reasonable judgment, the Leased Premises will be used in a manner that will violate any negative covenant as to use contained in this Lease;

                (g) the use of the Leased Premises will violate any applicable law;

                (h) the proposed assignment or sublease fails to include all of the terms and provisions reasonably required to be included by the Landlord;

                (i) Tenant is then in default of any obligation under this Lease beyond the applicable notice and cure period, or Tenant has defaulted under this Lease on three (3) or more occasions beyond the applicable notice and cure period during the twelve (12) months preceding the date that Tenant requests such consent; or

                (j) in the case of a subletting of less than the entire Leased Premises, if the subletting will require improvements to be made which are unacceptable to Landlord, in Landlord's reasonable discretion.

            13.2 Additional Rent. If Tenant assigns this Lease or subleases the Premises, Tenant shall, in consideration therefor, pay to Landlord, as additional rent:

                (a) In the case of an assignment (excluding an assignment to an Affiliate), an amount equal to fifty percent (50%0) of all sums and other consideration paid to Tenant by the assignee for, or by reason of, such assignment (including, without limiting the generality of the foregoing, all sums paid for the sale of Tenant's fixtures or leasehold improvements, less the then net unamortized or undepreciated cost thereof determined on the basis of Tenant's Federal income tax returns) less the costs actually incurred by Tenant for commissions (at fair market rates) and reasonable attorneys' fees; and

                (b) In the case of a sublease (excluding subleases to Affiliates), fifty percent (50%) of any rents, additional charges, or other consideration payable under the sublease by the subtenant to Tenant that are in excess of the rent and expenses accruing during the term of the sublease in respect of the subleased space (at the rate per square foot payable by Tenant under this lease) pursuant to the terms hereof (including, without limiting the generality of the foregoing, all sums paid for the sale or rental of Tenant's fixtures or leasehold improvements, less, in the case of the sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant's federal income tax returns) less the costs actually incurred by Tenant for commissions (at fair market rates) and reasonable attorneys' fees, all such costs to be amortized without interest over the length of the sublease term.

                The sums payable under Section 13.2(a) above shall be paid to Landlord as and when received by Tenant. The sums payable under Section 13.2(b) above shall be paid to Landlord as and when paid by the sublessee to Tenant. Within thirty (30) days after written request therefor by Landlord, Tenant shall at any time and from time to time furnish evidence to Landlord of the amount of all such sums or other consideration received or expected to be received.

            13.3 Assignment By Landlord. Landlord and its successors in interest shall have the right to transfer their interest in the Leased Premises and the Property at any time and to any person or entity. In the event of any such transfer, but only in the event the transferee, in writing, delivered to Tenant, shall have assumed all liability of Landlord hereunder, the Landlord originally named herein (and in the case of any subsequent transfer, the transferor) from the date of such transfer, shall be automatically relieved, without any further act by any person or entity, of all liability for the performance of the obligations of Landlord hereunder which may accrue after the date of such transfer.

            13.4 Subordination. This Lease is subject and subordinate to all mortgages and deeds of trust which affect the Property and are of public record as of the date of this Lease, and to all renewals, modifications, consolidations, replacements and extensions thereof. However, if any lender holding such mortgage or deed of trust shall advise Landlord that it desires or requires this Lease to be prior and superior thereto, then, upon written request of Landlord to Tenant, Tenant shall promptly execute, acknowledge and deliver any and all documents or instruments which Landlord or such Lender reasonably deems necessary to make this Lease prior thereto (provided no such document shall alter, amend or modify any provision of this Lease). At Landlord's election, this Lease shall become and thereafter remain subject and subordinate to any and all future mortgages or deeds of trust affecting the Property which may hereafter be executed and placed on public record after the effective date of this Lease, or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, so long as the Lender holding the mortgage or deed of trust to which this Lease is to be subordinated agrees in writing that it will recognize Tenant's rights under this Lease and not disturb its quiet possession of the Leased Premises so long as Tenant is not in default hereunder. Tenant will, within fifteen (15) days after Landlord's written request therefor, execute, acknowledge and deliver upon request of Landlord any and all documents or instruments as described above. Landlord shall use its best efforts to provide Tenant current lender information and a nondisturbance and attornment agreement.

            13.5 Landlord's Recapture Right. Despite any other provision of this
Section 13, Landlord has the option, by written notice to Tenant (the "Recapture Notice") within thirty (30) days after receiving notice of Tenant's desire to sublet fifty percent (50%) or more of the Premises for a term in excess of three
(3) years, to recapture the Premises by terminating this Lease or taking an assignment or sublease of the Premises from Tenant. A timely Recapture Notice terminates this Lease or creates an assignment or a sublease for the Premises for the same term as proposed by Tenant, effective as of the date specified in Tenant's notice. If Landlord declines or fails to timely deliver a Recapture Notice, Landlord shall have no further right under this Section 13.5 unless and until Tenant's subsequent attempt to sublet such Premises. Notwithstanding anything to the contrary in this Lease, this Section 13.5 shall not apply to a transfer to an Affiliate.

                                   SECTION 14
                               GENERAL PROVISIONS

            14.1 Landlord's Right to Enter. Landlord and its agents may enter the Leased Premises at any reasonable time, but only upon twenty-four (24) hours prior notice delivered during regular business hours, for the purpose of: (a) inspecting the same; (b) posting notices of non-responsibility; (c) supplying any service to be provided by Landlord to Tenant; (d) showing the Leased Premises to prospective purchasers, mortgagees or, during the last nine (9) months of the Lease Term, tenants; (e) making necessary alterations, additions or repairs; (f) performing Tenant's obligation when Tenant has failed to do so after written notice from Landlord; and for (g) placing upon the Leased Premises ordinary "for lease" or "for sale" signs during the last nine (9) months of the Lease Term. In case of an emergency, Landlord may enter the Leased Premises without prior written notice, but shall notify Tenant as soon as possible and shall take reasonable precautions to protect the security of Tenant's Premises.

            14.2 Surrender of the Leased Premises. Immediately prior to the expiration, or upon the sooner termination of this Lease, Tenant shall vacate and surrender the Leased Premises to Landlord in the condition required pursuant to Section 2.4 above.

            14.3 Estoppel Certificates. At all times during the Lease Term, Tenant will, following any request by Landlord, promptly execute and deliver to Landlord an Estoppel Certificate: (a) certifying that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect; (b) stating the date to which the rent and other charges are paid in advance, if any; (c) acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder, or if there are uncured defaults on the part of Landlord, stating the nature of such uncured defaults;
(d) the amount of Base Monthly Rent then in effect; and (e) certifying such other information about the Lease as may be reasonably required by Landlord. Tenant's failure to deliver an Estoppel Certificate within fifteen (15) days after delivery of Landlord's request therefore shall be a conclusive admission by Tenant that, as of the date of the request for such statement: (i) this Lease is unmodified, except as may be represented by Landlord in such request and is in full force and effect; (ii) there are no uncured defaults in Landlord's performance; and (iii) no rent has been paid in advance.

            14.4 Notices. Any notice required or desired to be given regarding this Lease shall be in writing and shall be personally served, or in lieu of personal service, may be given by nationally recognized overnight courier service or by certified mail addressed to the other party at the following address:

                 If to Tenant:        Intuit Inc.
                                      2550 Garcia Avenue, 2nd Floor
                                      Mountain View, CA 94043
                                      Attn.: Vice President for Finance
                                             and Administration

                 with a copy to:      Intuit Inc.
                                      2550 Garcia Avenue, 2nd Floor
                                      Mountain View, CA 94043
                                      Attn.: General Counsel

                 If to Landlord:      Broderick Way Partners, LLC
                                      c/o California Bavarian Corporation
                                      105 S. Drive, Suite 200
                                      Mountain View, CA 94040
                                      Attn.: Mark D. Mordell, President

                 with a copy to:      Doty Sundheim & Gilmore
                                      260 Sheridan Ave., Suite 200
                                      Palo Alto, CA 94306
                                      Attn.: Rodney C. Gilmore, Esq.

        If served by mail, such notice shall be deemed to have been given: (i) on the third (3rd) business day after mailing if such notice was deposited in the United States mail, certified and postage prepaid, addressed to the party to be served at its address first above set forth; and (ii) in all other cases when actually received. Either party may change its address by giving notice of same in accordance with this Section 14.4.

            14.5 Attorneys' Fees. In the event either party brings any action or legal proceeding (including arbitration) for an alleged breach of any provision of this Lease, to recover rent, to terminate this Lease or to otherwise enforce, protect or establish any term or covenant of this Lease, or right of either party, the prevailing party shall be entitled to recover as a part of such action or proceedings, or in a separate action brought for that purpose, reasonable attorneys' fees and court costs as may be fixed by the court or arbitration. The prevailing party shall be determined by the court or arbitrator, as the case may be.

            14.6 Prevention of Performance. If either party to this Lease is prevented in any way from performing its responsibilities under the Lease because of intervening circumstances substantively beyond its control -- such as labor relations actions, failures of transmission of supplies or utilities, physical governmental or military preemptions, civil disturbances, or the like -- such performance will be excused for the period during which the interruption takes place, but must be resumed immediately after the end of the intervening period. To the extent that such interruption does not physically prevent the payment of any sums falling due and owing during such period, making of such payments will not be excused. If any governmental body or agency imposes structural improvement or other requirements which substantially increase the cost of maintaining the Building in compliance with applicable laws and regulations, Landlord may terminate this Lease upon sixty (60) days notice to Tenant, unless Tenant, at its option, elects to pay that portion of the cost which is in excess of what Landlord would be willing to pay.

            14.7 Tenant's Remedy. If, as a consequence of a default by Landlord under this Lease, Tenant recovers a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Building and out of Rent or other income from the Building received by Landlord or out of consideration received by Landlord from the sale of other disposition of all or any part of Landlord's right, title or interest in the Building, and neither Landlord nor its members, partners, owners, representatives or agents shall be liable for any deficiency.

            14.8 Mortgagee Protection. If Landlord defaults under this Lease, Tenant will notify by registered or certified mail to any beneficiary of a deed or trust or mortgagee covering the Building or the Property, of whom Tenant has been notified in writing, and offer such beneficiary or mortgagee a reasonable opportunity to cure the default, including time to obtain possession of the Building by power of sale or a judicial foreclosure, or control of the Building via appointment of a receiver if such should prove necessary to effect a cure.

            14.9 Acceptance. Delivery of this Lease, duly executed by Tenant, constitutes an offer to lease the Leased Premises, and under no circumstances shall such delivery be deemed to create an option or reservation to lease the Leased Premises for the benefit of Tenant. This Lease shall only become effective and binding upon full execution hereof by Landlord and delivery of a signed copy to Tenant.

            14.10 Recording. Neither party shall record this Lease.

            14.11 Rules of Construction.

                (a) Time is of the essence.

                (b) The liability of multiple tenants or multiple landlords shall be joint and several.

                (c) The rent payable under this Lease has been determined in light of all other provisions hereof. The parties have had an equal opportunity to review and comment upon the terms and provisions of this Lease; accordingly, neither party shall be deemed the draftsman of this Lease, and there shall be no presumption that it is to be interpreted for or against either party. Section headings do not define or limit the operative provisions hereof.

                (d) This Lease, and its Exhibits, constitute the entire agreement between the parties and there have been no promises or understandings concerning the Leased Premises or the subject matter of this Lease that are not set forth herein.

                (e) Acceptance by either party of late performance by the other shall not constitute a waiver of the right to demand timely performance in the future and Landlord's acceptance of rent does not waive any default by Tenant, other than a prior default in the payment of such rent.

                (f) Each of the parties executing this Lease has authority to execute this Lease.

                (g) This Lease shall be governed by the laws of the State of California.

            14.12 Addendum. If an Addendum containing additional provisions is attached to this Lease it is incorporated herein and the provisions thereof supersede the provisions of this Lease to the extent they are inconsistent therewith.

            14.13 Brokerage Commissions. Except for Tory Corporate Real Estate Advisors dba The Staubach Company, Tenant warrants that it has not had any dealing with any real estate brokers, leasing agents, or salespersons, or incurred any obligations for the payment of real estate brokerage commissions or finder's fees which would be earned or due and payable by reason of the execution of this Lease. Pursuant to the terms and conditions of that certain agreement between Cornish & Carey Commercial and Landlord, Landlord shall pay only the commissions specified in such agreement. Tenant shall indemnify and hold harmless Landlord from any claims for fees or commissions not covered by such agreement.

            14.14 Financial Statements. Tenant will provide Landlord, within thirty (30) days after written request from Landlord, if Landlord reasonably requires such statements for purposes of sale or refinancing of the Property or similar purposes, but no more often than twice per year, Tenant's most recent audited 10-K statement and Tenant's most recent unaudited 10-Q statement (which latter statement will be accompanied by a certificate from Tenant's chief financial officer certifying that there has been no material change in Tenant's financials since the date of issuance of the 10-Q. Landlord may disclose such information to its lender or any investor, prospective purchaser or investor, or any other person with an actual need to know. Any such financial information which is marked "confidential" will be confidential and shall not be disclosed to any third party except as set forth in this Section 14.14.

            14.15 Indemnification. Each party and its successors and assigns, shall indemnify, defend and hold harmless the other party, its members, officers, employees, agents, representative, successors and assigns (collectively, "Indemnified Persons") from and against any and all losses (excluding special or consequential losses) which any one of the Indemnified Persons may sustain or incur as a result of, in connection with or arising out of the first party's breach of any covenant, obligation or representation of such party in this Lease.

            14.16 Backup Generator. Tenant, at its sole cost, shall have the right to install, at a mutually acceptable location on the Property, a backup generator; provided that Tenant complies with all applicable laws. Notwithstanding anything to the contrary in Section 2.4 or any other provision of this Agreement, Tenant hereby acknowledges and agrees that Tenant shall remove the backup generator upon the termination or expiration of the Lease Term, and shall restore the Property to the complete satisfaction of Landlord, determined in Landlord's sole discretion. Landlord shall be reasonable in participating in the determination of a mutually acceptable location.

        IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date set forth on Page 1 of this Lease.


                            Landlord:

                            Broderick Way Partners, LLC, a California limited liability company

                            By: California Bavarian Corporation, its Manager

                                By:
                                    --------------------------------------------
                                    Mark D. Mordell, President

                            Tenant:

                            Intuit Inc., a Delaware corporation

                            By:
                                ------------------------------------------------
                                Greg Santora, Chief Financial Officer
                                and Senior Vice President

                                    Exhibit A

REAL PROPERTY in the City of Mountain View, County of Santa Clara, State of California, described as follows:

A portion of Rancho Rincon de San Francisquito, described as follows:

Beginning at the intersection of the Easterly line of that 18 acre parcel of land conveyed to Herbert Kertz, et ux. by deed recorded April 27, 1954, Book 2862 of Official Records, page 109, and the Southerly line of Terminal Boulevard as established in the Deed to the City of Mountain View, a municipal corporation, recorded June 13, 1963 in Book 6062 Official Records, page 578; thence from said point of beginning along said Southerly line and along the Easterly line of Broderick Way and Northerly line of Casey Avenue, all as established by said deed to the City of Mountain View, the following courses and distances: N. 84" 00' 179 feet to a tangent curve to the left; thence along said curve with a radius of 20 feet, through a central angle of 90(degree) for an arc distance of 31.42 feet; thence S. 84" 00' E. 179 feet to the Easterly line of said 18 acre parcel of land; thence North 6" 00' E. along said Easterly line 420 feet to the point of beginning.

APN: 116-19-001
ARB: 116-02-047

                                       i